EXHIBIT 99.1

[INTERTRUST LOGO]

InterTrust Appoints Curt Hessler to Board of Directors

SANTA CLARA, Calif., October 7, 2002—InterTrust Technologies Corporation (Nasdaq: ITRU) the leading inventor of digital rights management (DRM) and trusted computing technologies, announced today the appointment of Curt Hessler to its board of directors.

Hessler is a seasoned executive with extensive experience at senior levels in the information technology, media and government sectors. He has held a variety of senior positions at major corporations including Vice Chairman and Chief Financial Officer of Unisys and Executive Vice President of the Times-Mirror Group. Hessler is currently chairman of 101communications, a Los Angeles-based media company. He has held several government positions including Assistant Secretary of the Treasury for Economic Policy. He holds a Masters degree in Economics from University of California at Berkeley, a JD from Yale Law School and a BA from Harvard and is also a Rhodes Scholar.

“InterTrust represents a wonderful opportunity and a unique set of challenges,” said Hessler. “The combination of a dominant intellectual property position combined with a strong execution team presents a formula for success. It is a pleasure to join this board.”

“Curt brings varied and substantial business and legal experience to our board,” said Victor Shear, InterTrust’s Chairman. “He is a very welcome addition to an already strong board.”

“Curt provides a breadth of experience that will help us execute on our strategic objectives, said David Lockwood, InterTrust’s Chief Executive Officer and President. “He will be a tremendous asset as we position the company as a leading intellectual property firm.”

About InterTrust Technologies Corporation

InterTrust develops and licenses intellectual property for DRM and trusted computing. The Company holds 26 U.S. patents and has approximately 90 patent applications pending worldwide. InterTrust’s patent portfolio covers software and hardware techniques that can be implemented in a broad range of products that use DRM and trusted computing technologies, including computer operating systems, digital media platforms, web services, and enterprise infrastructure. InterTrust has research, engineering, and IP groups focusing on developing and monetizing next-generation technologies and inventions.

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The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding InterTrust’s expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements included in this document are based upon information available to InterTrust as of the date hereof, and InterTrust assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in InterTrust’s reports filed from time to time with the Securities and Exchange Commission. Nothing contained in this release is intended for use in construing the scope, content, or meaning of the patent’s claims, specification, or prosecution history, or of any other patent-related materials.

Copyright © 2002 InterTrust Technologies Corporation. All rights reserved. InterTrust, the InterTrust logo, MetaTrust Utility is registered trademarks of InterTrust Technologies Corporation, all of which may or may not be used in certain jurisdictions. All other brand or product names are trademarks or registered trademarks of their respective companies or organizations.

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